UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

MENTOR GRAPHICS CORPORATION

(Exact name of registrant as specified in its charter)

OREGON	93-0786033
(State of Incorporation or Organization)	(IRS Employer Identification No.)

8005 S.W. BOECKMAN ROAD WILSONVILLE, OR	97070-7777
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Incentive Stock Purchase Rights	The Nasdaq Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.   ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

ITEM 1.	DESCRIPTION OF SECURITIES TO BE REGISTERED.

Reference is hereby made to the Registration Statement on Form 8-A filed by Mentor Graphics Corporation, an Oregon corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on June 25, 2010 (the “Registration Statement”), relating to the Rights Agreement, dated as of June 24, 2010 (the “Rights Agreement”) between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent. Such Registration Statement is hereby incorporated herein by reference. The response to Item 1 of the Registration Statement is amended to add the following paragraph as the last paragraph of Item 1:

On December 23, 2011, the Board of Directors of the Company approved, and the Company entered into, an Amended and Restated Rights Agreement with American Stock Transfer & Trust Company, LLC, as rights agent (the “Amended and Restated Rights Agreement”). The purposes of the Amended and Restated Rights Agreement are to (i) extend the expiration date of the rights contained therein from December 31, 2011 to June 30, 2013, (ii) remove the “acting in concert” provision contained therein, (iii) increase the exercise price per right from $50 to $65 and (iv) make certain other technical and conforming changes that the Company determined were necessary or desirable.

The foregoing summary of the revisions reflected in the Amended and Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Rights Agreement, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 27, 2011, and is incorporated herein by reference. A copy of the Rights Agreement and a summary of its material terms were filed with the SEC on Form 8-K on June 25, 2010 (incorporated herein by reference by Exhibit 4.2).

ITEM 2.	EXHIBITS.

1	Amended and Restated Rights Agreement, dated as of December 23, 2011, between Mentor Graphics Corporation and American Stock Transfer & Trust Company, LLC, which includes the Form of Right Certificate as Exhibit A (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 27, 2011).

2	Rights Agreement, dated as of June 24, 2010, between Mentor Graphics Corporation and American Stock Transfer & Trust Company, LLC, which includes the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Incentive Stock as Exhibit C (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 25, 2010).

3	Press Release, dated December 27, 2011 (incorporated herein by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 27, 2011).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

MENTOR GRAPHICS CORPORATION

Date: December 27, 2011	/s/ Dean Freed
Dean Freed
Vice President and General Counsel